                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

                   Certification and Notice of Termination of
                     Registration under Section 12(g) of the
                Securities Exchange Act of 1934 or Suspension of
                              Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 001-12949

                            One Valley Bancorp, Inc.
                            ------------------------
             (Exact name of registrant as specified in its charter)

  One Valley Square, Charleston, West Virginia 25326 Telephone: (304) 348-7000
  ----------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $10.00 per share
                    ----------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]*  Rule 12g-4(a)(2)(ii) [ ]  Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(1)(i)  [ ]  Rule 12h-3(b)(2)(ii)  [ ]
Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(1)(ii) [ ]  Rule 15d-6            [ ]


Approximate number of holders of record as of the certification or notice date: None
      ----

*One Valley Bancorp, Inc. was merged with and into BB&T Corporation on July 6, 2000.

         Pursuant to the requirements of the Securities Exchange Act of 1934, BB&T Corporation, the successor by merger to One Valley Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: July 12, 2000                BB&T CORPORATION

                                   By:  /s/ Jerone C. Herring
                                   Name:  Jerone C. Herring
                                   Title: Executive Vice President and Secretary